Exhibit 99.1

Teva Reports First Quarter 2018 Financial Results

  Revenues of $5.1 billion
  Free cash flow of $1.9 billion
  GAAP EPS of $1.03
  Non-GAAP EPS of $0.94
  Restructuring plan on-track to achieve $1.5 billion of savings in 2018 and $3.0 billion by the end of 2019
  Raising 2018 full year guidance:
    Non-GAAP EPS guidance raised to $2.40-2.65 from $2.25-2.50
    Free cash flow guidance raised to $3.0-3.2 billion from $2.6-2.8 billion

JERUSALEM--(BUSINESS WIRE)--May 3, 2018--Teva Pharmaceutical Industries Ltd. (NYSE: TEVA, TASE: TEVA) today reported results for the quarter ended March 31, 2018.

Mr. Kåre Schultz, Teva’s President and CEO, said "2018 is off to a solid start. Our restructuring program is proceeding well, and we are on track to meet our cost reduction targets of $1.5 billion in 2018 and $3.0 billion by the end of 2019. During this quarter, our strong cash flow allowed us to continue to reduce our outstanding debt, and together with our recent debt issuance and covenant amendment, has placed Teva on a more stable financial footing. We have also benefited this quarter from the durability of COPAXONE and a steady flow of generic launches in the U.S. Our strong first quarter performance, along with our confidence in executing the restructuring program, gives us a solid foundation to raise our guidance for the year.”

First Quarter 2018 Consolidated Results

Revenues in the first quarter of 2018 were $5.1 billion, a decrease of 10%, or 15% in local currency terms, compared to the first quarter of 2017, mainly due to adverse market dynamics in the U.S. generics market, generic competition to COPAXONE and loss of revenues following our divestment of certain products and discontinuation of certain activities.

Exchange rate differences between the first quarter of 2018 and the first quarter of 2017 positively impacted our revenues by $240 million, our GAAP operating income by $37 million and our non-GAAP operating income by $46 million.

GAAP gross profit was $2.3 billion in the first quarter of 2018, down 17% compared to the first quarter of 2017. GAAP gross profit margin was 46.4% in the first quarter of 2018, compared to 50.2% in the first quarter of 2017.

Non-GAAP gross profit was $2.7 billion in the first quarter of 2018, a decline of 18% from the first quarter of 2017. Non-GAAP gross profit margin was 52.3% in the first quarter of 2018, compared to 56.9% in the first quarter of 2017. The decrease in gross profit margin, on both a GAAP and a non-GAAP basis, was mainly the result of lower profitability in our North America segment due to lower COPAXONE sales and adverse market dynamics in the U.S. generics market.

Research and Development (R&D) expenses for the first quarter of 2018 were $317 million, down 27% compared to the first quarter of 2017. R&D expenses excluding equity compensation expenses and other R&D expenses were $289 million, or 5.7% of quarterly revenues in the first quarter of 2018, compared to $420 million, or 7.4%, in the first quarter of 2017. The decrease in R&D expenses primarily resulted from pipeline optimization, project terminations, phase 3 studies that ended and related headcount reductions.

Selling and Marketing (S&M) expenses in the first quarter of 2018 were $771 million, a decrease of 20% compared to the first quarter of 2017. S&M expenses excluding amortization of purchased intangible assets and equity compensation expenses were $715 million, or 14.1% of revenues, in the first quarter of 2018, compared to $894 million, or 15.8% of revenues, in the first quarter of 2017. The decrease was mainly due to cost reduction and efficiency measures as part of the restructuring plan.

General and Administrative (G&A) expenses in the first quarter of 2018 were $329 million, a decrease of 10% compared to the first quarter of 2017. G&A expenses excluding equity compensation expenses and other items were $322 million in the first quarter of 2018, or 6.4% of quarterly revenues, compared to $353 million, or 6.2% in the first quarter of 2017. The decrease was mainly due to cost reduction and efficiency measures as part of the restructuring plan.

GAAP other income in the first quarter of 2018 was $203 million, an increase of 182% compared to $72 million in the first quarter of 2017. Non-GAAP other income in the first quarter of 2018 was $110 million, an increase of 53% compared to $72 million in the first quarter of 2017. The increase in other income was primarily the result of higher Section 8 recoveries in Canada and a $93 million net gain related to the divestment of our women’s health business, which was excluded from our non-GAAP results.

GAAP operating income in the first quarter of 2018 was $1.5 billion, compared to $895 million in the first quarter of 2017. Non-GAAP operating income in the first quarter of 2018 was $1.4 billion, a decrease of 11% compared to the first quarter of 2017. GAAP operating margin was 30.0% in the first quarter of 2018 compared to 15.8% in the first quarter of 2017. Non-GAAP operating margin was 28.3% in the first quarter of 2018 compared to 28.7% in the first quarter of 2017.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as excluding depreciation expenses) was $1.6 billion in the first quarter of 2018, down 10% compared to $1.8 billion in the first quarter of 2017.

GAAP financial expenses for the first quarter of 2018 were $271 million, compared to $207 million in the first quarter of 2017. Non-GAAP financial expenses were $203 million in the first quarter of 2018, compared to $235 million in the first quarter of 2017. The decrease in our non-GAAP financial expenses was mainly due to an increased gain in our hedging and derivatives activities and lower interest expenses resulting from reduced overall debt, partially offset by an increase in interest and foreign exchange rates.

GAAP income taxes for the first quarter of 2018 were $46 million, or 4%, on pre-tax income of $1.3 billion. In the first quarter of 2017, GAAP income taxes were $54 million, or 8%, on pre-tax income of $688 million. Our tax rate for the first quarter of 2018 was mainly affected by one-time legal settlements and divestments that had a low corresponding tax effect. Non-GAAP income taxes for the first quarter of 2018 were $211 million on pre-tax non-GAAP income of $1.2 billion, for a quarterly tax rate of 17%. Non-GAAP income taxes in the first quarter of 2017 were $240 million on pre-tax non-GAAP income of $1.4 billion, for a quarterly tax rate of 17%.

GAAP net income attributable to ordinary shareholders and GAAP diluted EPS in the first quarter of 2018 were $1.1 billion and $1.03, respectively, compared to $580 million and $0.57, respectively, in the first quarter of 2017. Non-GAAP net income attributable to ordinary shareholders and non-GAAP diluted EPS in the first quarter of 2018 were $954 million and $0.94, respectively, compared to $1.1 billion and $1.06 in the first quarter of 2017.

For the first quarter of 2018, the weighted average outstanding shares for the fully diluted EPS calculation on both a GAAP and a non-GAAP basis was 1,020 million, compared to 1,017 million on a GAAP and non-GAAP basis for the first quarter of 2017. Additionally, no account was taken of the potential dilution by the mandatory convertible preferred shares, amounting to 64 million (including shares that may be issued due to unpaid dividends to date) for the three months ended March 31, 2018 and 59 million for the three months ended March 31, 2017, as well as for the convertible senior debentures for the respective periods, since both had an anti-dilutive effect on EPS.

Non-GAAP information: Net non-GAAP adjustments in the first quarter of 2018 were positive $101 million. Non-GAAP net income and non-GAAP EPS for the quarter were adjusted to exclude the following items:

  Impairments of $612 million, mainly a goodwill impairment related to Rimsa, impairment of intangible assets of product rights and IPR&D assets related to the Actavis Generics acquisition, as well as impairment for closure of manufacturing sites and other fixed assets. The impairment also includes $56 million related to a plant located in India in connection with the termination of PGT Healthcare joint venture.
  Impairments of equity investments of $94 million due to termination of PGT Healthcare joint venture.
  Amortization of purchased intangible assets totaling $310 million, of which $264 million is included in cost of goods sold and the remaining $46 million in S&M expenses;
  Restructuring expenses of $247 million;
  Financial expenses of $68 million mainly related to early redemption fees;
  Other non-GAAP items of $104 million;
  Divestment benefit of $93 million related to capital gain from the sales of our women health business;
  Tax benefit of $165 million; and
  Benefits from legal settlements of $1.3 billion mainly related to the Allergan working capital adjustments, the Rimsa settlement and the reversal of the carvedilol judgement against Teva.

Teva believes that excluding such items facilitates investors' understanding of its business. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operations during the first quarter of 2018 was $1.5 billion, compared to $0.1 billion in the first quarter of 2017. The increase was mainly due to proceeds from the working capital adjustment with Allergan and the legal settlement with Rimsa, compared to payments made to the SEC and DOJ in connection with the FCPA resolution in the first quarter of 2017.

Free cash flow, excluding net capital expenditures and beneficial interest collected in exchange for securitized trade receivables, was $1.9 billion in the first quarter of 2018, compared to $0.3 billion in the first quarter of 2017. The increase was mainly due to the increase in cash flow from operations as well as lower net capital expenditures investments and higher securitized account receivables.

As of March 31, 2018, our total gross debt was $30.8 billion, compared to $32.5 billion as of December 31, 2017. The decrease was mainly due to $6.5 billion in debt prepayments, partially offset by our March 2018 issuance of an aggregate principal amount of $4.4 billion of senior notes, as well as exchange rate fluctuations. The portion of total debt classified as short-term as of March 31, 2018 was 4%, compared to 11% as of December 31, 2017.

Segment Results for the First Quarter 2018

Due to the organizational changes announced in November 2017, our financial results are now being reported under new segments. Our new reportable segments are:

a) North America segment, which includes the United States and Canada.

b) Europe segment, which includes the European Union and certain other European countries.

c) Growth Markets segment, which includes all countries other than those in our North America and Europe segments.

In addition to these three segments, we have other activities, primarily our API third party manufacturing business and certain contract manufacturing services.

Segment profit is comprised of gross profit for the segment, less R&D, S&M, G&A expenses and other income related to each segment. Segment profit does not include amortization and certain other items.

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$2,531	100%	$3,240	100%
Gross profit	1,432	57%	2,080	64%
R&D expenses	188	8%	267	8%
S&M expenses	305	12%	441	14%
G&A expenses	126	5%	139	4%
Other income	(102)	(4%)	(73)	(2%)
Segment profit*	$915	36%	$1,306	40%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018.

Revenues from our North America segment in the first quarter of 2018 were $2.5 billion, a decrease of $709 million, or 22%, compared to the first quarter of 2017, mainly due to adverse market dynamics in the U.S. generics market, a decline in COPAXONE revenues due to generic competition and the loss of revenues from the sale of our women’s health business, partially offset by higher revenues from AUSTEDO, BENDEKA and TREANDA, QVAR and our distribution business.

Revenues in the United States, our largest market, were $2.4 billion in the first quarter of 2018, a decrease of $719 million, or 23%, compared to the first quarter of 2017.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended March 31, 2018 and 2017:

	Three months ended
	March 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$1,088	$1,415	(23%)
COPAXONE	476	797	(40%)
BENDEKA / TREANDA	181	156	16%
ProAir	130	121	7%
QVAR	107	84	27%
AUSTEDO	30	-	N/A
Distribution	331	295	12%

Generic products revenues in our North America segment in the first quarter of 2018 decreased by 23% to $1.1 billion, compared to the first quarter of 2017, mainly due to lower volumes and price erosion.

In the first quarter of 2018, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 584 million total prescriptions, representing 15% of total U.S. generic prescriptions according to IQVIA data.

COPAXONE revenues in our North America segment in the first quarter of 2018 decreased by 40% to $476 million compared to the first quarter of 2017, mainly due to generic competition in the United States. COPAXONE revenues in the United States were $462 million in the first quarter of 2018.

BENDEKA® and TREANDA® combined revenues in our North America segment in the first quarter of 2018 increased by 16% to $181 million, compared to the first quarter of 2017, mainly due to higher volumes resulting from supply stabilization.

ProAir® revenues in our North America segment in the first quarter of 2018 increased by 7% to $130 million, compared to the first quarter of 2017, mainly due to higher volumes.

QVAR® revenues in our North America segment in the first quarter of 2018 increased by 27% to $107 million, compared to the first quarter of 2017. We launched QVAR® RediHaler™ in the first quarter of 2018. The increase in sales in the first quarter of 2018 was mainly due to slightly higher wholesaler stocking for all QVAR family products in connection with the launch. QVAR maintained its second-place position in the inhaled corticosteroids category in the United States.

AUSTEDO® revenues in our North America segment in the first quarter of 2018 were $30 million. AUSTEDO was approved by the FDA for the treatment of chorea associated with Huntington disease and was launched in the United States in April 2017. In August 2017, the FDA approved AUSTEDO for the treatment of tardive dyskinesia.

Distribution revenues in our North America segment which are generated by Anda increased by 12% to $331 million in the first quarter of 2018, compared to the first quarter of 2017, mainly due to the severe cold, cough and influenza season in the first quarter of 2018, which increased demand for certain medicines.

North America Gross Profit

Gross profit from our North America segment in the first quarter of 2018 was $1.4 billion, a decrease of 31% compared to $2.1 billion in the first quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products.

Gross profit margin for our North America segment in the first quarter of 2018 decreased to 56.6%, compared to 64.2% in the first quarter of 2017. This decrease was mainly due to lower COPAXONE revenues and continued price erosion of generic products.

North America Profit

Profit from our North America segment in the first quarter of 2018 was $915 million, a decrease of 30% compared to $1.3 billion in the first quarter of 2017. The decrease was mainly due to lower revenues due to generic competition for COPAXONE and continued price erosion in the U.S. generics market, partially offset by cost reduction and higher other income.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$1,442	100%	$1,341	100%
Gross profit	797	55%	734	55%
R&D expenses	73	5%	106	8%
S&M expenses	255	18%	279	21%
G&A expenses	91	6%	79	6%
Other expenses	1	0%	2	0%
Segment profit*	$377	26%	268	20%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018.

Revenues from our Europe segment in the first quarter of 2018 were $1.4 billion, an increase of $101 million or 8%, compared to the first quarter of 2017. In local currency terms, revenues decreased by 6%, mainly due to the loss of revenues from the closure of our distribution business in Hungary and the sale of our women’s health business, partially offset by new generic product launches.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2018 and 2017:

	Three months ended
	March 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$997	$850	17%
COPAXONE	153	152	1%
Respiratory products	113	84	35%

Generic products revenues in our Europe segment in the first quarter of 2018, including OTC products, increased by 17% to $997 million, compared to the first quarter of 2017. In local currency terms, revenues increased by 2%, mainly due to new product launches and volume growth in OTC, partially offset by price reductions.

COPAXONE revenues in our Europe segment in the first quarter of 2018 increased by 1% to $153 million, compared to the first quarter of 2017. In local currency terms, revenues decreased by 13%, mainly due to price reductions resulting from the entry of generic competition.

Respiratory products revenues in our Europe segment in the first quarter of 2018 increased by 35% to $113 million, compared to the first quarter of 2017. In local currency terms, revenues increased by 18%, mainly due to the launch of BRALTUS® in 2017.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2018 was $797 million, an increase of 9% compared to $734 million in the first quarter of 2017. The increase was mainly due to the positive impact of currency fluctuations, partially offset by the loss of revenues from the sale of our women's health business.

Gross profit margin for our Europe segment in the first quarter of 2018 increased to 55.3%, compared to 54.7% in the first quarter of 2017. This increase was mainly due to the closure of our distribution business in Hungary, partially offset by other production costs.

Europe Profit

Profit from our Europe segment in the first quarter of 2018 was $377 million, an increase of 41% compared to $268 million in the first quarter of 2017. The increase was mainly due to higher revenues as well as cost reductions and efficiency measures as part of the restructuring plan.

Growth Markets Segment

Our Growth Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

The following table presents revenues, expenses and profit for our Growth Markets segment for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$750	100%	$718	100%
Gross profit	313	42%	292	41%
R&D expenses	24	4%	47	7%
S&M expenses	134	18%	158	22%
G&A expenses	41	5%	48	7%
Other income	(8)	(1%)	(1)	(0%)
Segment profit*	$122	16%	$40	6%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018.

Revenues from our Growth Markets segment in the first quarter of 2018 were $750 million, an increase of $32 million, or 4%, compared to the first quarter of 2017. In local currency terms, revenues were flat compared to the first quarter of 2017, mainly due to higher sales in Israel, Japan and Russia, partially offset by the effect of the deconsolidation of our subsidiaries in Venezuela and the loss of revenues from the sale of our women’s health business.

Revenues by Major Products and Activities

The following table presents revenues for our Growth Markets segment by major products and activities for the three months ended March 31, 2018 and 2017:

	Three months ended
	March 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$488	$486	0.5%
COPAXONE	16	21	(24%)
Distribution	153	125	22%

Generic products revenues in our Growth Markets segment in the first quarter of 2018, which includes OTC products, were flat compared to the first quarter of 2017. In local currency terms, revenues decreased by 3%, mainly due to the effect of the deconsolidation of our subsidiaries in Venezuela.

COPAXONE revenues in our Growth Markets segment in the first quarter of 2018 decreased by 24% to $16 million, compared to the first quarter of 2017. In local currency terms, revenues decreased by 20%.

Distribution revenues in our Growth Markets segment in the first quarter of 2018 increased by 22%, compared to the first quarter of 2017. In local currency terms, revenues increased by 13%.

Growth Markets Gross Profit

Gross profit from our Growth Markets segment in the first quarter of 2018 was $313 million, an increase of 7% compared to $292 million in the first quarter of 2017. The increase was mainly due to higher revenues in Japan, including Azilect approval payment from Takeda, and Israel, partially offset by the deconsolidation of our subsidiaries in Venezuela and the loss of revenues from the sale of our women’s health business.

Gross profit margin for our Growth Markets segment in the first quarter of 2018 increased to 41.7%, compared to 40.7% in the first quarter of 2017. This increase was mainly due to higher gross profit in Japan, partially offset by the deconsolidation of our subsidiaries in Venezuela.

Growth Markets Profit

Profit from our Growth Markets segment in the first quarter of 2018 was $122 million, compared to $40 million in the first quarter of 2017. The increase was mainly due to higher revenues, as well as cost reductions and efficiency measures as part of the restructuring plan.

During the fourth quarter of 2017, we deconsolidated our subsidiaries in Venezuela from our financial results. Consequently, results of operations of our subsidiaries in Venezuela are not included in our financial results for the first quarter of 2018.

Other Activities

We have other sources of revenues, primarily our API manufacturing business and certain contract manufacturing services. These other activities are not included in our North America, Europe or Growth Markets segments.

Our revenues from other activities in the first quarter of 2018 decreased by 2.6% to $342 million. In local currency terms, revenues decreased by 8%, mainly due to lower API sales to third parties.

API sales to third parties in the first quarter of 2018 decreased by 9% to $179 million. In local currency terms, revenues decreased by 10%, mainly due to the timing of certain shipments in the first quarter of 2018.

R&D Pipeline Update

fremanezumab - We do not expect to receive FDA approval on our Biologics License Applications (BLA) for fremanezumab on the mid-June PDUFA date. We are engaged in a constructive dialogue with the FDA in close collaboration with our partner Celltrion, Inc. We expect an FDA pre-approval inspection to take place in the coming months and to receive FDA approval and launch before the end of 2018.

Updated 2018 Non-GAAP Results Outlook
	Updated Guidance May 2018	Original Guidance February 2018
Revenues	$18.5-19.0 billion	$18.3-18.8 billion
Non-GAAP Operating Income	$4.2-4.5 billion	$4.0-4.3 billion
EBITDA	$4.9-5.2 billion	$4.7-5.0 billion
Non-GAAP EPS	$2.40-2.65	$2.25-2.50
Weighted average number of shares	1,030 million	1,030 million
Free cash flow	$3.0-3.2 billion	$2.6-2.8 billion

These estimates reflect management's current expectations for Teva's performance in 2018. Actual results may vary, whether as a result of exchange rate differences, market conditions or other factors. In addition, the non-GAAP measures exclude the amortization of purchased intangible assets, costs related to certain regulatory actions, inventory step-up, legal settlements and reserves, impairments and related tax effects.

See “Non-GAAP Financial Measures” below.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Thursday, May 3, 2018 at 8:00 a.m. ET to discuss its first quarter 2018 results and overall business environment. A question & answer session will follow.

In order to participate, please dial the following numbers (at least 15 minutes before the scheduled start time):

United States 1-866-254-0808

International 44 (0) 1452 541003

for a list of other international toll-free numbers, click here.

Passcode: 9496209

A live webcast of the call will also be available on Teva's website at: www.ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website. The replay can also be accessed until May 31, 2018, 9:00 a.m. ET by calling United States 1-866-247-4222 or International 44(0)1452550000; passcode: 9496209.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a leading global pharmaceutical company that delivers high-quality, patient-centric healthcare solutions used by millions of patients every day. Headquartered in Israel, Teva is the world’s largest generic medicines producer, leveraging its portfolio of more than 1,800 molecules to produce a wide range of generic products in nearly every therapeutic area. In specialty medicines, Teva has a world-leading position in innovative treatments for disorders of the central nervous system, including pain, as well as a strong portfolio of respiratory products. Teva integrates its generics and specialty capabilities in its global research and development division to create new ways of addressing unmet patient needs by combining drug development capabilities with devices, services and technologies. Teva's net revenues in 2017 were $22.4 billion. For more information, visit www.tevapharm.com.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward-looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; competition from companies with greater resources and capabilities; efforts of pharmaceutical companies to limit the use of generics including through legislation and regulations; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our products, both from competing products and increased regulation; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; our ability to take advantage of high-value opportunities; the difficulty and expense of obtaining licenses to proprietary technologies; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantially increased indebtedness and significantly decreased cash on hand, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, and may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: failure to effectively execute our restructuring plan announced in December, 2017; uncertainties related to, and failure to achieve, the potential benefits and success of our new senior management team and organizational structure; harm to our pipeline of future products due to the ongoing review of our R&D programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets ;
  compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into sales and marketing practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017, including in the section captioned “Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov and www.tevapharm.com. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income (Unaudited, U.S. dollars in millions, except share and per share data)

		Three months ended
		March 31,
		2018	2017
		(Unaudited)	(Unaudited)
Net revenues		5,065	5,650
Cost of sales		2,717	2,811
Gross profit		2,348	2,839
Research and development expenses		317	432
Selling and marketing expenses		771	958
General and administrative expenses		329	366
Other asset impairments, restructuring and other items		707	240
Goodwill impairment		180	-
Legal settlements and loss contingencies		(1,278)	20
Other income		(203)	(72)
Operating income		1,525	895
Financial expenses – net		271	207
Income before income taxes		1,254	688
Income taxes		46	54
Share in (profits) losses of associated companies, net		74	(7)
Net income		1,134	641
Net income (loss) attributable to non-controlling interests		14	(4)
Net income attributable to Teva		1,120	645
Dividends on preferred shares		65	65
Net income attributable to Teva's ordinary shareholders		1,055	580

Earnings per share attributable to ordinary shareholders:	Basic ($)	1.04	0.57
	Diluted ($)	1.03	0.57
Weighted average number of shares (in millions):	Basic	1,017	1,016
	Diluted	1,020	1,017

Non-GAAP net income attributable to ordinary shareholders:*		954	1,079
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		954	1,079

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.94	1.06
	Diluted ($)	0.94	1.06

Non-GAAP average number of shares (in millions):	Basic	1,017	1,016
	Diluted	1,020	1,017

Condensed Consolidated Balance Sheets (U.S. dollars in millions)
	(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	1,418	963
Trade receivables	6,289	7,128
Inventories	5,113	4,924
Prepaid expenses	1,138	1,100
Other current assets	712	701
Assets held for sale	17	566
Total current assets	14,687	15,382
Deferred income taxes	463	574
Other non-current assets	832	932
Property, plant and equipment, net	7,420	7,673
Identifiable intangible assets, net	17,314	17,640
Goodwill	28,465	28,414
Total assets	69,181	70,615

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,302	3,646
Sales reserves and allowances	7,410	7,881
Trade payables	1,929	2,069
Employee-related obligations	607	549
Accrued expenses	2,632	3,014
Other current liabilities	876	724
Liabilities held for sale	-	38
Total current liabilities	14,756	17,921

Long-term liabilities:
Deferred income taxes	2,998	3,277
Other taxes and long-term liabilities	1,875	1,843
Senior notes and loans	29,450	28,829
Total long-term liabilities	34,323	33,949
Equity:
Teva shareholders’ equity	18,621	17,359
Non-contolling interests	1,481	1,386
Total equity	20,102	18,745
Total liabilities and equity	69,181	70,615

Condensed Consolidated Cash Flow (U.S. Dollars in millions)

	Three months ended
	March 31,
	2018	2017
	Unaudited	Unaudited
Operating activities:
Net income	1,134	641
Net change in operating assets and liabilities	(592)	(797)
Items not involving cash flow	954	292

Net cash provided by operating activities	1,496	136

Net cash provided by investing activities	1,039	1,516

Net cash used in financing activities	(2,091)	(1,768)

Translation adjustment on cash and cash equivalents	11	28

Net change in cash and cash equivalents	455	(88)

Balance of cash and cash equivalents at beginning of period	963	988

Balance of cash and cash equivalents at end of period	1,418	900

Non GAAP reconciliation items
(U.S. Dollars in millions)

	Three Months Ended March 31,
	2018	2017
	(U.S. $ in millions)

Gain on divestitures, net of divestitures related costs	(93)	-
Amortization of purchased intangible assets	310	320
Restructuring expenses	247	130
Inventory step-up	-	64
Capital loss from currency translation	-	52
Equity compensation expenses	30	36
Costs related to regulatory actions taken in facilities	1	34
Acquisition, integration and related expenses	2	23
Other R&D expenses	22	-
Contingent consideration	8	21
Legal settlements and loss contingencies	(1,278)	20
Goodwill impairment	180	-
Impairment of long-lived assets	432	11
Other non-GAAP items	49	15
Financial expense (income)	68	(28)
Minority interest	(8)	(13)
Impairments of Equity Investments	94	-
Tax effect	(165)	(186)

		Three Months Ended March 31, 2018					Three Months Ended March 31, 2017
	U.S. dollars and shares in millions (except per share amounts)
		GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues	GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues

	Gross profit (1)	2,348	303		2,651	52%	2,839	377		3,216	57%
	Operating income (loss) (1)(2)	1,525	(90)		1,435	28%	895	726		1,621	29%
	Net income attributable to ordinary shareholders (1)(2)(3)(4)	1,055	(101)		954	19%	580	499		1,079	19%
	Earnings per share attributable to ordinary shareholders - diluted (5)	1.03	(0.09)		0.94		0.57	0.49		1.06

(1)	Amortization of purchased intangible assets		264					267
	Inventory step-up		-					64
	Costs related to regulatory actions taken in facilities		1					34
	Equity compensation expenses		6					5
	Other COGS related adjustments		32					7
	Gross profit adjustments		303					377

	Gain on divestitures, net of divestitures related costs		(93)					-
	Goodwill impairment		180					-
(2)	Restructuring expenses		247					130
	Amortization of purchased intangible assets		46					53
	Capital loss on currency translation		-					52
	Equity compensation expenses		24					31
	Acquisition, Integration and related expenses		2					23
	Other R&D expenses		22					-
	Contingent consideration		8					21
	Legal settlements and loss contingencies		(1,278)					20
	Impairment of long-lived assets		432					11
	Other operating related adjustments		17					8
			(393)					349

	Operating income adjustments		(90)					726

(3)	Financial expense (income)		68					(28)
	Tax effect		(165)					(186)
	Impairments of Equity Investments		94					-
	Minority interest		(8)					(13)

	Net income adjustments		(101)					499

(4)

The non-GAAP diluted weighted average number of shares was 1,020 and 1,017 million for the three months ended March 31, 2018 and 2017,

respectively. For the three months ended March 31, 2018, the mandatory convertible preferred shares amounting to 64 million weighted average shares had an anti-dilutive effect on earnings per share and were therefore excluded from the outstanding shares calculation. Non-GAAP earnings per share can be reconciled with GAAP earnings per share by dividing each of the amounts included in footnotes 1-3 above by the applicable weighted average share number.

Segment Information

	North America		Europe		Growth Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,531	$3,240	$1,442	$1,341	$750	$718
Gross profit	1,432	2,080	797	734	313	292
R&D expenses	188	267	73	106	24	47
S&M expenses	305	441	255	279	134	158
G&A expenses	126	139	91	79	41	48
Other income	(102)	(73)	1	2	(8)	(1)
Segment profit	$915	$1,306	$377	$268	$122	$40

Reconciliation of our segment profit to consolidated income before income taxes
	Three months ended
	March 31,
	2018	2017

	(U.S.$ in millions)

North America profit	$915	$1,306
Europe profit	377	268
Growth Market profit	122	40
Total segment profit	1,414	1,614
Profit of other activities	21	7
	1,435	1,621
Amounts not allocated to segments:
Amortization	310	320
Other asset impairments, restructuring and other items	707	240
Goodwill impairment	180	-
Gain on divestitures, net of divestitures related costs	(93)	-
Inventory step-up	-	64
Other R&D expenses	22	-
Costs related to regulatory actions taken in facilities	1	34
Legal settlements and loss contingencies	(1,278)	20
Other unallocated amounts	61	48

Consolidated operating income	1,525	895
Financial expenses - net	271	207
Consolidated income before income taxes	$1,254	$688

Revenues by Activity and Geographical Area (Unaudited)
	Three months ended
	March 31,		Percentage Change
	2018	2017	2017-2018
	U.S.$ in millions
North America segment
Generics medicines	$1,088	$1,415	(23%)
COPAXONE	476	797	(40%)
Bendeka and Trenda	181	156	16%
ProAir	130	121	7%
QVAR	107	84	27%
AUSTEDO	30	-	N/A
Distribution	331	295	12%

	Three months ended
	March 31,		Percentage Change
	2018	2017	2017-2018
	U.S.$ in millions
Europe segment
Generic medicines	$997	$850	17%
COPAXONE	153	152	1%
Respiratory products	113	84	35%

	Three months ended
	March 31,		Percentage Change
	2018	2017	2017-2018
	U.S.$ in millions
Growth Market segment
Generics medicines	$488	$486	0.5%
COPAXONE	16	21	(24%)
Distribution	153	125	22%

CONTACT:
Teva Pharmaceutical Industries Ltd.
IR Contacts
United States
Kevin C. Mannix, 215- 591-8912
or
Israel
Ran Meir, 972 (3) 926 7516
or
Tomer Amitai, 972 (3) 926 7656
or
PR Contacts
United States
Doris Saltkill, 816- 391-8881
or
Israel
Yonatan Beker, 972 (54) 888 5898